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                                                                     EXHIBIT 8.1


           [Conner & Winters, A Professional Corporation Letterhead]



                               September 26, 1997



The Home-Stake Oil & Gas Company
The Home-Stake Royalty Corporation
15 East 5th Street, Suite 2800
Tulsa, Oklahoma  74103

     Re:  Federal Income Tax Consequences of Merger of
          The Home-Stake Royalty Corporation with and into The Home-Stake Oil & Gas Corporation

Gentlemen:

          We have acted and will act as counsel to The Home-Stake Oil & Gas Company ("HSOG") and The Home-Stake Royalty Corporation ("HSRC") in connection with the merger (the "Merger") of HSRC with and into HSOG, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated August 14, 1997, as amended, between HSRC and HSOG. In our capacity as counsel to HSOG and HSRC, HSOG and HSRC have requested our opinion regarding certain of the federal income tax consequences of the Merger pursuant to Section 9(c) of the Merger Agreement.

          We understand that this letter will be submitted as an exhibit to the Registration Statement No. 333-33989 on Form S-4 (the "Registration Statement") which was filed by HSOG on August 20, 1997, with the Securities and Exchange Commission relating to the securities that will be issued by HSOG pursuant to the Merger Agreement. We further understand that our opinion will be referred to in the Proxy Statement/Prospectus which will be included in the Registration Statement under the caption "The Merger--Federal Income Tax Consequences." We hereby consent to such use of our opinion.

          All terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

                            INFORMATION RELIED UPON

          In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement.
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CONNER & WINTERS

September 26, 1997
Page 2

In our examination of documents, we have assumed that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all signatures are genuine and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultations with various representatives of HSRC and HSOG.

          We have not obtained written certificates from HSRC and HSOG to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. We contemplate, however, that we will obtain such written certificates as we deem appropriate before rendering our final opinion on the matters discussed herein prior to the Effective Time of the Merger. We expect that our final opinion on these matters will be delivered on the closing date of the Merger and will be in substantially the same form as this opinion.

          We have assumed that the following statements are true on the date hereof and will be true at the Effective Time:

          (1) The fair market value of the New HSOG Common Stock received by each HSRC stockholder will be approximately equal to the fair market value of the HSRC Common Stock surrendered in the Merger.

          (2) There is no plan or intention on the part of the stockholders of HSRC who own 5% or more of the HSRC Common Stock, and to the best knowledge of management of HSRC, there is no plan or intention on the part of the remaining stockholders of HSRC, to sell, exchange, or otherwise dispose of a number of shares of New HSOG Common Stock received in the Merger that would reduce the HSRC stockholders' ownership (solely as a result of the Merger) of New HSOG Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding HSRC Common Stock as of the same date. For purposes of this assumption, shares of HSRC Common Stock held by HSRC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger, or surrendered by dissenters will be considered as outstanding HSRC Common Stock on the date of the Merger in making this assumption.

          (3) HSOG has no plan or intention to reacquire any of its stock issued in the Merger other than pursuant to open market purchases effected by HSOG.

          (4) HSOG has no plan or intention to dispose of any of the assets of HSRC acquired in the Merger, except for (i) dispositions made in the ordinary course of business and
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CONNER & WINTERS

September 26, 1997
Page 3

(ii) the cancellation of shares of HSOG Common Stock owned by HSRC prior to the Effective Time.

          (5) Any liabilities of HSRC assumed by HSOG and any liabilities to which the transferred assets of HSRC are subject were incurred by HSRC in the ordinary course of its business.

          (6) Following the Merger, HSOG will continue the historic business of HSRC or use a significant portion of HSRC's business assets in a business.

          (7) HSOG, HSRC and the stockholders of HSRC will pay their respective expenses, if any, incurred in connection with the Merger.

          (8) There is no indebtedness existing between HSRC and HSOG that was issued, acquired, or will be settled at a discount.

          (9) Neither HSOG nor HSRC is an investment company as defined in
Section 368(a)(2)(f)(iii) and (iv) of the Code.

          (10) The fair market value of the assets of HSRC transferred to HSOG will exceed the sum of its liabilities, including the liabilities, if any, to which its assets are subject.

          (11) HSRC is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

          (12) None of the compensation received by any stockholder-employee of HSRC will be separate consideration for, or allocable to, any of his or her shares of HSRC Common Stock; none of the shares of HSOG Common Stock received by any HSRC stockholder-employee will be separate consideration for entering into, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                                    OPINION

          Based upon the foregoing, it is our opinion that, for federal income tax purposes:

          (1) The Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and the regulations thereunder.
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CONNER & WINTERS

September 26, 1997
Page 4

          (2) Each of HSOG and HSRC will be a party to such reorganization within the meaning of Section 368(b) of the Code and the regulations thereunder.

          (3) No gain or loss will be recognized by HSOG or HSRC as a result of the Merger.

          (4) No gain or loss will be recognized by a stockholder of HSRC as a result of the Merger with respect to the shares of HSRC Common Stock converted into shares of New HSOG Common Stock.

          (5) The tax basis of the New HSOG Common Stock received by a HSRC stockholder in the Merger will be the same as the tax basis such stockholder had in the HSRC Common Stock surrendered in exchange therefore.

          (6) The holding period of the New HSOG Common Stock received by a HSRC stockholder in the Merger will include the period that such stockholder held the HSRC Common Stock surrendered in exchange therefor.

          (7) A HSRC stockholder who exercises his or her dissenter's appraisal rights and receives cash in exchange for his or her shares of HSRC Common Stock in the Merger will recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the shares exchanged. Such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of HSRC Common Stock exchanged exceeds one year.

                                   CONCLUSION

          The opinion expressed herein (including the discussions in the Proxy Statement/Prospectus under the captions "Summary--Federal Income Tax Consequences" and "The Merger--Federal Income Tax Consequences") addresses all of the material federal income tax consequences to holders of HSRC Common Stock who (i) receive New HSOG Common Stock in exchange for HSRC Common Stock pursuant to the Merger or cash pursuant to the exercise of appraisal rights and (ii) are citizens or residents of the United States and domestic corporations and partnerships which hold HSRC Common Stock as a capital asset.

          Our opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the Effective Time. Our opinion cannot be relied upon if any of the material facts
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CONNER & WINTERS

September 26, 1997
Page 5

contained in such documents or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.


                              Very truly yours,

                              CONNER & WINTERS,
                              A Professional Corporation